Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-169316, 333-185195, 333-193489, 333-213037, 333-220393, 333-227015, 333-235404, and 333-239842) and on Form S-3 (No. 333-235405) of Impac Mortgage Holdings, Inc. (the Company) of our report dated March 16, 2023 with respect to the consolidated balances sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP

Irvine, California

March 16, 2023